Exhibit 99.1

American Financial Group, Inc. Announces Changes to its Board of Directors
CINCINNATI – February 27, 2024 – American Financial Group, Inc. (NYSE: AFG) announced that its Board of Directors has elected Roger K. Newport as a director. In addition, Terry S. Jacobs has notified the Board of his intention not to stand for re-election at the 2024 Annual Meeting and retire from the Board at that time.
Mr. Newport most recently served as Chief Executive Officer and a Director of AK Steel Holding Corporation (“AK Steel”) from January 2016 until March 2020, when he retired in connection with the acquisition of AK Steel by Cleveland-Cliffs Inc. Prior to that, Mr. Newport served at AK Steel as Executive Vice President, Finance and Chief Financial Officer, and held roles of increasing responsibility in financial management of the company since 2012. From 1985 to 2012, Mr. Newport served in a variety of other leadership positions at AK Steel, including Vice President-Business Planning and Development, Controller and Chief Accounting Officer, Assistant Treasurer, Investor Relations, Manager-Financial Planning and Analysis, and Product Manager. Mr. Newport also serves as a director and a member of the Audit Committee (of which he previously served as Chair) and Nominating & Governance Committee for Alliant Energy Corporation, and as a director of its subsidiaries, Iowa Power & Light Company and Wisconsin Power & Light Company.
Mr. Newport earned a Bachelor of Business Administration in Accounting from the University of Cincinnati and a Master of Business Administration from Xavier University. He is active in his community, having served on a variety of local and regional boards for organizations that serve the areas of academia, community development, and at-risk children and families.
Mr. Jacobs has served as a valued member of AFG’s Board since 2003 and made significant contributions during his tenure, including as a member of each of the Company’s Committees. He previously served as Chair of the Compensation Committee and currently serves as a member of AFG’s Audit and Compensation Committees.
Carl H. Lindner III and S. Craig Lindner, AFG’s Co-CEOs, stated: “We are pleased to welcome Roger to our Board of Directors. His extensive experience in a variety of senior corporate finance roles will be a valuable addition to our Board. As a prior chief executive officer of a public company, he has proven leadership skills and strong business acumen. We believe that his depth of experience across many aspects of financial management and business operations will help to guide our company through numerous opportunities in the years to come.”
Messrs. Lindner continued, “We are grateful to Terry for 21 years of service to AFG’s Board of Directors. His executive management experience, detailed understanding of our company and formal training as an actuary have been a valuable asset to AFG over many years, and we wish him the best as he retires from the Board.”
About American Financial Group, Inc.
American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Contact:
Diane P. Weidner, IRC
Vice President - Investor & Media Relations
513-369-5713
Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com
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